Exhibit 99.1
meritage homes reports third quarter 2010 results
significant year-over-year margin improvement drives positive earnings for the third consecutive quarter, with eps of $0.04
third quarter 2010 selected results (comparisons to third quarter 2009):
•	Generated positive pre-tax income despite lower closing volumes, as a result of margin improvements

•	Average closing price increased 21%, resulting in 1% higher closing revenue on 16% fewer closings, with an average of 12% fewer actively selling communities

•	Improved home closing gross margin to 18.2% from 10.0% in the prior year (18.5% vs 14.5%, excluding impairments)

•	Opened 16 new communities for sales on recently acquired lots, including several state-of-the-art extreme energy-efficient communities in Arizona year to date 2010 selected results:
•	Reported positive earnings for three consecutive quarters, with total net income of $8M for the first nine months of 2010, compared to a net loss of $110M for the first three quarters of 2009

•	Reduced net debt/capital ratio to 27% from 35% in the prior year

•	Issued $200M of 7.15% senior notes due in 2020 and retired $195M of notes due in 2014 and 2015
Scottsdale, Ariz. (October 27, 2010) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced third quarter results for the period ended September 30, 2010.
Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2010	2009	%Chg	2010	2009	%Chg
Homes closed (units)	848	1,015	-16%	2,863	2,837	1%
Home closing revenue	$233,803	$231,816	1%	$725,790	$683,208	6%
Sales orders (units)	706	1,098	-36%	2,670	3,232	-17%
Sales order value	$183,571	$254,347	-28%	$680,666	$749,963	-9%
Ending backlog (units)				902	1,676	-46%
Ending backlog value				$242,411	$404,786	-40%
Net income/(loss) – incl. impairments	$1,219	$(17,785)	n/a	$8,045	$(109,742)	n/a
Adjusted pre-tax income/(loss)* —excl. impairments and (loss)/gain on early extinguishment of debt	1,523	(4,393)	n/a	12,995	(26,879)	n/a
Diluted EPS (including impairments)	$0.04	$(0.56)	n/a	$0.25	$(3.52)	n/a

*	See non-GAAP reconciliations of net income/(loss) to adjusted pre-tax income/(loss) on “Operating Results” statement.

MTH 3Q10 results/ 2
third quarter home closings, revenue and income
Meritage continued to be profitable for the third consecutive quarter of 2010, reporting net income of $1.2 million or $0.04 per diluted share, compared to a net loss of $17.8 million or $0.56 per share in 2009. The results included pre-tax charges for real estate-related impairments of $0.8 million in 2010, compared to $13.2 million of such impairments in 2009. Excluding the effects of impairments in both years, Meritage’s pre-tax income for the quarter was $1.5 million in 2010, compared with a pre-tax loss of $4.4 million in 2009.
Home closing revenue increased 1% due to a 21% increase in average prices despite 16% fewer home closings. Average closing price for the quarter was $275,700 in 2010, compared to $228,400 in 2009, reflecting shifts in the mix of sales rather than price appreciation. California and Florida made up a greater percentage of 2010 closings than in the prior year, with a smaller percentage in Texas, where house prices are generally lower. Additionally, over the last several quarters, the Company has acquired many well-priced lots in highly desirable in-fill locations, which support a greater mix of move-up communities that command higher prices relative to entry-level communities.
“Over the last few years many builders have moved their product offerings down the price-spectrum, believing there is less opportunity in the move-up market at this time,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “While we also pursued this strategy, recently we have had good success acquiring close-in move-up lots in ‘A’ locations, which other builders may have passed up. Due to our low acquisition price and construction costs, we are currently able to sell homes in those communities at dramatically lower prices than were available just a few years ago, offering tremendous value and opportunity to home buyers.”
Gross profit increased to $42.6 million in 2010 from $22.9 million in 2009, as quarterly margins improved year over year due to system-wide cost reductions and relatively stronger margins achieved in new Meritage communities. Home closing gross margins were 18.2% in 2010 versus 10.0% in 2009, after impairments of $680,000 in 2010 and $10.4 million in 2009. Excluding impairments, adjusted margins were 18.5% compared to 14.5% in the prior year.
“We made continued progress replacing our older communities with newer ones opened on the lots we’ve acquired since the beginning of last year,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Homes closed in our newer communities generated approximately 600 basis points higher margins in the third quarter than we averaged in our older communities. Approximately 44% of our sales and 31% of our closings in the quarter came from communities we’ve acquired since the beginning of last year.
“The improved margins we’re achieving in our new communities are the result of successes in each of our major initiatives. Our lot costs are lower due to excellent acquisitions based on strategic market research. Our construction costs are lower due to simplified designs, improvements in purchasing and construction efficiencies, which have reduced both material and labor costs. Our homes offer lasting value because they are more energy-efficient. And our new plans allow us to build and deliver homes faster, without sacrificing quality.”

MTH 3Q10 results/ 3
sales
Net home sales in the third quarter were 36% lower than the prior year, partially due to a 12% decline in average active communities, from an average of 170 in the third quarter of 2009 to 149 in the third quarter of 2010. Sluggish sales pace throughout the quarter was reflected in average sales per community falling to 4.7 from 6.1 in the prior quarter and 6.5 in the prior year.
Mr. Hilton explained, “Our sales pace is well short of where we’d like it to be, and represents our greatest opportunity to increase earnings by leveraging our current infrastructure. While home sales have been slow in many areas across the country, we believe Meritage provides differentiated value as compared to other new or used homes in our markets. We offer some of the best new community locations, great value-priced homes in our Simply Smart™ series, a 99-day delivery guarantee in many communities, and 100% of our homes are ENERGY STAR® qualified, which provides significant energy savings to reduce the monthly cost of ownership.”
He continued, “We know that our homes can compete successfully with both used homes and other new homes. Our marketing and sales training is targeted at equipping our sales people with the best tools to help them demonstrate to buyers the many advantages of owning a new Meritage home, over other homes they may be considering.”
additional extreme energy-efficiency communities opened with strong sales
As a leader in advancing energy-efficient homebuilding, Meritage opened its first community of extreme energy-efficient green homes in Gilbert, Arizona, in June this year. The Company opened several similar communities in Arizona during the third quarter.
The communities are the first of their kind built by a production homebuilder, and offer up to 80% energy savings over the average existing home in the U.S. by incorporating the latest energy-efficient technologies, designed into every home at no additional charge to the buyer.
“Collectively, these have been some of our best-selling communities since they opened, selling at a significantly higher average sales pace than our other communities in the first few months after they opened,” said Mr. Hilton. “The way that we’ve designed and marketed these homes is a clear differentiator for Meritage, and one that we believe offers a competitive advantage for us. Additionally, we believe this technology could revolutionize the homebuilding industry by expediting broader adoption of high energy-efficiency in new home construction.”
cash flow and lot supplies
After purchasing approximately 1,600 lots for a total of $65 million during the quarter, Meritage ended the quarter with $419.8 million in total cash and cash equivalents, restricted cash and short-term investments. The Company’s net debt to total capital ratio improved to 27.1% at September 30, 2010, from 35.2% at September 30, 2009.

MTH 3Q10 results/ 4
Meritage controlled approximately 14,500 total lots at September 30, 2010, equivalent to a 3.6-year supply based on trailing twelve months closings. Approximately half of those were acquired since the beginning of 2009, and about a third of Meritage’s total 150 active communities are on recently-acquired lots. The Company already owns or has under contract 29 additional new communities that it plans to open over the next several quarters.
year to date results
For the first nine months of 2010, home closing revenue climbed 6% as home closings increased 1% and average sales prices were 5% higher. Significant closing gains were achieved in California and Florida, where the sales pace was stronger due to a large percentage of new communities in those divisions.
Meritage reported net income of $8.0 million or $0.25 per diluted share for the first nine months of 2010, compared to a net loss of $109.7 million or $3.52 per share in the first nine months of 2009. Year-to-date net income included $1.6 million of pre-tax real estate-related impairment charges and a $3.5 million loss on the early extinguishment of debt in 2010, compared to $90.3 million of impairments and a $9.4 million gain on early extinguishment of debt in 2009. Excluding those items, adjusted pre-tax income was $13.0 million for the first nine months of 2010, compared to a pre-tax loss of $26.9 million for the first nine months of 2009.
The Company’s fully reserved deferred tax assets totaled $88.4 million as of September 30, 2010. These tax assets may be available to offset federal and state income tax liabilities on approximately $230 million of future taxable income.
summary
“We are confident in our strategy and pleased with our accomplishments through this most challenging time for homebuilders,” said Mr. Hilton. “We have a strong balance sheet with a relatively light supply of land, no near-term debt maturities and significant liquidity, which is enabling us to replace communities with lower-priced lots as we close out of older communities. We have reduced our direct costs and are offering a new series of value-priced homes that we can build much faster, to compete more successfully with existing home sales. At the same time, we are achieving higher margins and sales velocity in our new communities. And I can confidently say that we are leading the industry with the most energy-efficient homes available from a production homebuilder today.”
He added, “Given the lower sales levels we’ve experienced in the last couple of quarters and our lack of visibility, we are anticipating lower closing revenue in the fourth quarter. We have taken additional steps to control both our direct and indirect costs, while retaining the organizational talent necessary to advance our strategic initiatives. Even so, it will be challenging to maintain our profitability for the quarter with lower revenues, but we expect to be around break-even, and to meet our goal of being profitable for the full year.
“It is difficult to predict when buyer confidence will return and the market will strengthen, but we are optimistic that we’ll see some improvement in 2011,” Mr. Hilton concluded. “Meritage is well positioned to be a strong competitor in the homebuilding industry, and we believe the successful execution of our strategic initiatives is driving sustainable competitive advantages for Meritage.”

MTH 3Q10 results/ 5
analyst call and webcast
Management will host a conference call to discuss these results on Thursday, October 28, 2010 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time.) The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 877-485-3104 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 12:00 p.m. ET, October 28, 2010 on the website noted above, or by dialing 877-660-6853, and referencing account 356, replay ID 358701.

Contacts:	Investor Relations:
Brent Anderson
Vice President-Investor Relations
(972)580-6360

MTH 3Q10 results/ 6
Meritage Homes Corporation and Subsidiaries
Operating Results
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Operating results
Home closing revenue	$233,803	$231,816	$725,790	$683,208
Land closing revenue	—	—	1,222	1,285

Total closing revenue	233,803	231,816	727,012	684,493

Home closing gross profit	42,561	23,183	133,455	1,449
Land closing gross (loss)/profit	—	(281)	258	(450)

Total closing gross profit	42,561	22,902	133,713	999

Commissions and other sales costs	(19,624)	(18,382)	(58,452)	(55,625)
General and administrative expenses	(15,678)	(14,269)	(47,100)	(41,913)
Interest expense	(8,425)	(8,853)	(25,273)	(28,515)
(Loss)/gain on extinguishment of debt	—	—	(3,454)	9,390
Other income, net (1)	1,897	963	8,469	7,862

Income/(loss) before income taxes	731	(17,639)	7,903	(107,802)
Benefit/(provision) for income taxes	488	(146)	142	(1,940)

Net income/(loss)	$1,219	$(17,785)	$8,045	$(109,742)

Income/(loss) per share
Basic:
Income/(loss) per share	$0.04	$(0.56)	$0.25	$(3.52)
Weighted average shares outstanding	32,095	31,718	32,038	31,197
Diluted:
Income/(loss) per share	$0.04	$(0.56)	$0.25	$(3.52)
Weighted average shares outstanding	32,297	31,718	32,277	31,197

Non-GAAP Reconciliations:
Total closing gross profit	$42,561	$22,902	$133,713	$999
Add: Real estate-related impairments
Terminated lot options and land sales	—	3,505	—	66,219
Impaired projects	680	7,130	1,526	21,264

Adjusted closing gross profit	$43,241	$33,537	$135,239	$88,482

Income/(loss) before income taxes	$731	$(17,639)	$7,903	$(107,802)
Add: Real estate-related and joint venture (JV) impairments
Terminated lot options and land sales	—	3,505	—	66,219
Impaired projects	680	7,130	1,526	21,264
JV impairments	112	2,611	112	2,830
Loss/(gain) on early extinguishment of debt	—	—	3,454	(9,390)

Adjusted income/(loss) before income taxes	$1,523	$(4,393)	$12,995	$(26,879)

(1)	Other income includes Joint Venture (JV) income/(loss) and JV impairments, if any.

MTH 3Q10 results/ 7
Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	September 30, 2010	December 31, 2009
Assets:
Cash and cash equivalents	$145,324	$249,331
Investments and securities	265,571	125,699
Restricted cash	8,948	16,348
Income tax receivable	—	92,509
Other receivables	20,782	22,934
Real estate (1)	744,808	675,037
Investments in unconsolidated entities	11,196	11,882
Deposits on real estate under option or contract	10,887	8,636
Other assets	33,145	40,291

Total assets	$1,240,661	$1,242,667

Liabilities and Equity:
Accounts payable, accrued liabilities, home sale deposits and other liabilities	$135,736	$152,233
Senior notes	479,748	479,134
Senior subordinated notes	125,875	125,875

Total liabilities	741,359	757,242
Total stockholders’ equity	499,302	485,425

Total liabilities and equity	$1,240,661	$1,242,667

(1) Real estate – Allocated costs:

Homes under contract under construction	$114,363	$114,769
Finished home sites and home sites under development	431,341	407,592
Unsold homes, completed and under construction	101,998	73,442
Model homes	39,938	37,601
Land held for development or sale	57,168	41,633

Total allocated costs	$744,808	$675,037

Supplemental Information and Non-GAAP Financial Disclosures (in thousands – unaudited):

	Three Months Ended Sept 30,		Twelve Months Ended Sept 30,
	2010	2009	2010	2009
Interest amortized to cost of sales and interest expense	$11,432	$12,891	$48,283	$63,222
Depreciation and amortization	$2,111	$2,002	$8,435	$12,431

		Sept 30, 2010	December 31, 2009	Sept 30, 2009
Notes payable and other borrowings		$605,623	$605,009	$604,968
Less: cash and cash equivalents, restricted cash, and investments and securities		(419,843)	(391,378)	(365,555)

Net debt		185,780	213,631	239,413
Stockholders’ equity		499,302	485,425	440,559

Total capital		$685,082	$699,056	$679,972

Net debt-to-capital		27.1%	30.6%	35.2%

MTH 3Q10 results/ 8
Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Operating results

Net income/(loss)	$1,219	$(17,785)	$8,045	$(109,742)
Loss/(gain) on early extinguishment of debt	—	—	3,454	(9,390)
Real-estate related impairments	680	10,635	1,526	87,483
Equity in earnings from JVs and distributions of JV earnings, net	637	2,335	1,404	3,991
(Increase)/decrease in real estate and deposits, net	(29,301)	(15,353)	(71,921)	94,720
Other operating activities	6,083	(652)	95,655	90,372

Net cash (used in)/provided by operating activities	(20,682)	(20,820)	38,163	157,434

Cash provided by/(used in) investing activities	9,174	(19,169)	(138,464)	(20,669)

Proceeds from issuance of new debt	—	—	195,134	—
Debt issuance costs	(98)	—	(3,067)	—
Repayments of senior notes	—	—	(197,543)	—
Proceeds from issuance of common stock, net	261	1,630	1,770	4,263

Net cash provided by/ (used in) financing activities	163	1,630	(3,706)	4,263

Net (decrease)/increase in cash	(11,345)	(38,359)	(104,007)	141,028
Beginning cash and cash equivalents	156,669	385,310	249,331	205,923

Ending cash and cash equivalents (1)	$145,324	$346,951	$145,324	$346,951

(1)
Ending “cash and cash equivalents” as of September 30, 2010 excludes “investments and securities” and “restricted cash” totaling $274.5 million. Since the fourth quarter of 2009, Meritage has sought to increase yields earned on its excess cash by investing a portion of that cash in government guaranteed investments and securities which have maturities of up to eighteen months. Due to their longer maturity structure, these investments are not classified as “cash and cash equivalents” on our Balance Sheet or in the Statement of Cash Flows.

MTH 3Q10 results/ 9
Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	For the Three Months Ended September 30,
	2010		2009
	Homes	Value	Homes	Value
Homes Closed:
California	112	$43,803	62	$20,319
Nevada	17	3,404	33	6,635

West Region	129	47,207	95	26,954

Arizona	167	41,387	213	38,617
Texas	425	107,663	611	142,697
Colorado	39	12,608	36	10,932

Central Region	631	161,658	860	192,246

Florida	88	24,938	60	12,616

East Region	88	24,938	60	12,616

Total	848	$233,803	1,015	$231,816

Homes Ordered:
California	86	$29,614	130	$40,483
Nevada	11	2,279	33	6,637

West Region	97	31,893	163	47,120

Arizona	156	39,214	212	40,490
Texas	347	82,584	597	134,948
Colorado	39	12,603	35	10,342

Central Region	542	134,401	844	185,780

Florida	67	17,277	91	21,447

East Region	67	17,277	91	21,447

Total	706	$183,571	1,098	$254,347

MTH 3Q10 results/ 10
Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	For the Nine Months Ended September 30,
	2010		2009
	Homes	Value	Homes	Value
Homes Closed:

California	323	$114,498	218	$76,042

Nevada	65	12,628	112	23,724

West Region	388	127,126	330	99,766

Arizona	548	119,147	563	111,063

Texas	1,578	382,592	1,679	403,535

Colorado	110	32,721	105	33,002

Central Region	2,236	534,460	2,347	547,600

Florida	239	64,204	160	35,842

East Region	239	64,204	160	35,842

Total	2,863	$725,790	2,837	$683,208

Homes Ordered:

California	312	$108,156	287	$93,688
Nevada	59	11,651	99	19,549

West Region	371	119,807	386	113,237

Arizona	560	126,743	621	119,295
Texas	1,375	330,582	1,899	431,725
Colorado	118	36,903	107	32,910

Central Region	2,053	494,228	2,627	583,930

Florida	246	66,631	219	52,796

East Region	246	66,631	219	52,796

Total	2,670	$680,666	3,232	$749,963

Order Backlog:

California	78	$27,980	156	$51,556
Nevada	8	1,694	12	2,278

MTH 3Q10 results/ 11

	For the Nine Months Ended September 30,
	2010		2009
	Homes	Value	Homes	Value

West Region	86	29,674	168	53,834

Arizona	159	39,706	248	50,443

Texas	512	129,554	1,107	258,345

Colorado	47	15,638	46	13,173

Central Region	718	184,898	1,401	321,961

Florida	98	27,839	107	28,991

East Region	98	27,839	107	28,991

Total	902	$242,411	1,676	$404,786

MTH 3Q10 results/ 12
Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Third Quarter 2010		Third Quarter 2009
	Beg.	End	Beg.	End
Active Communities:
California	12	13	12	9
Nevada	5	5	12	6

West Region	17	18	24	15

Arizona	33	32	31	28
Texas	78	82	108	102
Colorado	7	8	4	3

Central Region	118	122	143	133

Florida	13	10	11	14

East Region	13	10	11	14

Total	148	150	178	162

	First Nine Months 2010		First Nine Months 2009
	Beg.	End	Beg.	End
Active Communities:
California	7	13	12	9
Nevada	6	5	12	6

West Region	13	18	24	15

Arizona	26	32	31	28
Texas	98	82	109	102
Colorado	6	8	3	3

Central Region	130	122	143	133

Florida	10	10	11	14

East Region	10	10	11	14

Total	153	150	178	162

About Meritage Homes Corporation
Meritage Homes Corporation is the 9th largest homebuilder in the U.S. based on homes closed. Meritage offers a variety of homes across the Southern and Western states designed to appeal to a wide range of home buyers, including first-time, move-up, luxury and active adult buyers, with base prices starting from under $100,000. As of September 30, 2010, the Company had 150 actively selling communities in 12 metropolitan areas including Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, and the East Bay/Central Valley and Inland Empire of California. Meritage Homes and its predecessor companies have delivered more than 65,000 homes since the Company was founded in 1985.
In 2010, Meritage is celebrating its 25th Anniversary, and is the only large national homebuilder to be 100% ENERGY STAR® qualified in every home started in 2010. The Company has launched a new Simply Smart Series™ and a 99-day guaranteed completion program in certain communities. Meritage has designed and built more than 65,000 homes in its 25-year history, and has a reputation for its distinctive style, quality construction and positive customer experience. To find a Meritage community near you, go to www.meritagehomes.com.

MTH 3Q10 results/ 13
Meritage Homes is listed on the NYSE under the symbol MTH.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the benefits of, and our ability to execute our strategic initiatives including, but not limited to Meritage Forward, our Simply Smart series of homes, our 99-day guarantee and our Meritage Green initiative; the profitability and sales pace of our new communities; that closings and revenue may be lower in the fourth quarter, and that we’ll be around break-even for the quarter, but profitable for the year 2010; our ability to continue to acquire land in favorable locations at favorable prices; our ability to compete successfully with existing homes and other new homes; our ability to retain organizational talent and be a strong competitor in the homebuilding industry; the opportunity for us to increase earnings by leveraging our current overhead infrastructure; the number of communities we expect to open in the next several quarters; and expectations that we’ll see market improvements in 2011. Such statements are based upon preliminary financial and operating data which are subject to finalization by management and review by our independent registered public accountants, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
Meritage’s business is subject to a number of risks and uncertainties, including: weakness in the homebuilding market resulting from the current economic downturn; interest rates and changes in the availability and pricing of residential mortgages; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; the adverse effect of slower sales absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; competition; the success of our strategies in the current homebuilding market and economic environment; the propensity of homebuyers to cancel purchase orders with us; construction defect and home warranty claims; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; fluctuations in housing demand, and the cost and availability of real estate and other matters that are outside of our control; out ability to obtain performance bonds in connection with our development work; the loss of key personnel; our failure to comply with laws and regulations; the availability and cost of materials and labor; our lack of geographic diversification; inflation in the cost of materials used to construct homes; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and our ability to raise additional

MTH 3Q10 results/ 14
capital when and if needed; our credit ratings; the impact of future capital raising transactions we may engage in; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and our potential exposure to natural disasters; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors,” and updated in our most recent Quarterly Report on Form 10-Q, all of which can be found on our website. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.
For more information about the Company, visit http://investors.meritagehomes.com
Click here to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1474&to=ea&s=0
The Meritage Homes Corporation logo is available at
http://www.globenewswire.com/newsroom/prs/?pkgid=2624
# # #